SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 06/30/2004
FILE NUMBER 811-1540
SERIES NO.: 23

74U.     1.   Number of shares outstanding
              Class A Shares                  1,344
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B Shares                  1,025
              Class C Shares                    490

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $ 11.92
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                $ 11.71
              Class C Shares                $ 11.72